Exhibit 99.1

Gladstone Investment Reports Valuation Results for the Second Quarter Ended September
30, 2007 Reflecting Depreciation of $0.44 per share in Fair Value of Investment Portfolio

McLean, VA, October 10, 2007: Gladstone Investment Corp. (NASDAQ: GAIN) (the “Company”) today announced the change in fair value of its portfolio of loans and investments for its second fiscal quarter ended September 30, 2007.  The Company intends to announce earnings and file its Quarterly Report on Form 10-Q in late October 2007.

During the quarter ending September 30, 2007, the financial markets were exceedingly volatile, leading to speculation about the amount of unrealized appreciation or depreciation in the Company’s current portfolio of loans and investments.  The Company is releasing the aggregate valuation of its loans at September 30, 2007 in order to help investors assess the impact of the recent market volatility on the Company’s portfolio. The Company does not expect to make this kind of release in the future.

During the quarter ending September 30, 2007, the aggregate valuation of the portfolio of loans and investments was depreciated by approximately $7.36 million, or $0.44 per share (weighted average, fully diluted), representing a 2.3% decline in the valuation of the Company’s portfolio value from the June 30, 2007 value.  The Company’s board of directors has established valuation policies and procedures under which its investment adviser, Gladstone Management Corporation (“GMC”) performs an initial assessment and forms preliminary valuation conclusions, which are then discussed with the Company’s management, and submitted to the Company’s board of directors along with opinions of value for certain of the Company’s securities submitted to the board of directors by Standard & Poor’s Loan Evaluation Services, Inc. (“SPSE”).(1)  GMC also determines a recommendation to the board of directors for the fair value of its equity investments without the input of SPSE or any other third party evaluation service.  The board of directors reviews the documentation and discusses the input of GMC, management, and the opinions of value of SPSE to arrive at a determination for the aggregate fair value of the Company’s portfolio of investments.  The Company’s board of directors accepted the aggregate valuation described above on October 9, 2007.  The Company’s valuation policies, procedures and processes are more fully described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Investment Valuation” in the Company’s latest Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on August 1, 2007.

(1) SPSE’s opinions of value reflect its best judgment of what it believes, based on comparable market prices for similar securities, the bid side of the market for each loan would be after its careful review and analysis of descriptive, market and credit information. Because of fluctuation in the market and other factors beyond its control, SPSE cannot guarantee its opinions of value.    SPSE’s opinions of value used by the Company in its valuation determinations for the quarter ended September 30, 2007 reflect the market prices, or estimates thereof, as of September 28, 2007, the last business day of the quarter ended September 30, 2007. SPSE has obtained market information from reputable secondary market sources, and although these sources are considered reliable, SPSE cannot guarantee their accuracy.

Most of the decline in the valuation of the portfolio consisted of depreciation in the value of the syndicated loans held by the Company.  The reduced valuations of syndicated loans for rated companies were based on reduced market bids provided by the agent banks for rated companies.  The reduced valuations of syndicated loans of non-rated companies were based on market bids provided by the agent banks for those companies, and on further validation of those bids provided by SPSE.  The Company believes that SPSE’s opinion of value on these loans reflects its judgment that the market pricing for all loans had declined. In addition, most of the senior syndicated loans held by the Company saw bids move from 100% (par) to 94% (or lower for some loans) and then rebound as the quarter ended. Virtually all depreciation this quarter resulted from depreciation in the Company’s senior syndicated loan portfolio. The syndicated loan debt market has continued to strengthen since the end of the quarter.

As most shareholders know, the depreciation of an investment does not reduce the net investment income of the Company and therefore does not impact the Company’s ability to pay its dividends from current income. Dividend payments are, however, impacted by whether the Company’s borrowers are making payments on the loans in the Company’s portfolio.

All but one of the loans in the Company’s portfolio were paying as agreed as of September 30, 2007 and the Company does not foresee that they will not pay in the future.  Since the Company plans to hold the loans until maturity, the Company does not currently expect to realize a loss on any of the loans. The one loan that is not paying as agreed was purchased for approximately $3 million.  The Company’s portfolio management team is working with management of the borrower and the owners of the business and hope to have that situation resolved in the near future.

“We are proud of the fact that our portfolio of loans has withstood such a traumatic change in the markets and had only a small impact of 44 cents per share,” said Chip Stelljes, President of the Company. “This is a testament to the underwriting skills and the work of our team with our borrowers.  We have been rewarded by the market’s recognition of our efforts to keep our asset quality high and our dividends safe.  We look forward to a good outcome for the quarter ending December 31, 2007.”

The valuation information that the Company has released today is subject to final review by the Company’s independent registered public accounting firm before the valuation of the portfolio is published in the Company’s Quarterly Report on Form 10-Q that the Company expects to file later this month.  The Company currently has no basis to believe that the valuation released today will change based on this review.

For further information contact Kerry Finnegan at 703-287-5893.

This press release may include statements that may constitute “forward-looking statements,” including statements with regard to the future performance of the Company.  Words such as “should,”  “believes,” “feel,” “expects,” “projects,” “strive,” “goals,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk factors” of the Company’s prospectus dated October 2, 2007, as filed with the Securities and Exchange Commission on October 2, 2007.  The

Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.